Exhibit 99.1

Quanex Building Products Announces Chief Financial Officer Transition

HOUSTON, TEXAS, June 7, 2019 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced that Scott M. Zuehlke, the Company’s current Vice President – Investor Relations and Treasurer, has been named interim Chief Financial Officer, replacing Brent L. Korb, effective immediately. An executive search is underway by the Company to identify a permanent CFO, until which time Mr. Zuehlke will remain as interim CFO.

“We are grateful to Brent for his many invaluable contributions to Quanex during his tenure here and wish him all the best in his future endeavors,” said Bill Griffiths, Chairman of the Board of Directors, President and Chief Executive Officer of Quanex.

Mr. Griffiths, further commented, “We want to thank Scott for stepping up to fill the role of Chief Financial Officer on an interim basis. Scott has played a key role within Quanex’s investor relations department. His background in finance, business development and operations, and his broad understanding of the needs and character of our organization will be of great value as we complete the search for a permanent CFO.”

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry. Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

Contact:

Scott Zuehlke

VP, Investor Relations & Treasurer

713-877-5327

scott.zuehlke@quanex.com

www.quanex.com